Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in the Annual Report on Form 1-K of XY Labs, Inc., a Delaware corporation, of our report dated April 29, 2024, on our audit of the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF San Diego, LLP

San Diego, California

April 29, 2024